Exhibit 10.2

CONSULTING AGREEMENT

        This Consulting Agreement (the “Consulting Agreement”) is made by and between NovaDel Pharma Inc., including without limitation, its predecessors or successors in interest, affiliates, subsidiaries or parents thereto, as well as its present officers, directors, agents, attorneys, consultants, advisors (financial or otherwise) and all other persons (legal or natural) acting or purporting to act on its behalf (the “Company”) and Gary Shangold, M.D. (the “Consultant”).

Background

        The Company desires to retain Consultant to provide certain consulting services and Consultant is willing to be so retained by the Company, upon the terms and subject to the conditions as set forth herein.

Agreement

        NOW, THEREFORE, in consideration of the mutual covenants set forth herein, and intending to be legally bound hereby, the parties agree as follows:

    1.        Services. The Company retains the Consultant as an independent contractor to provide consulting services (the “Services”) as requested by the Company. The Services may include, but will not be limited to, review and compile IND’s, NDA’s, clinical trial design, meetings/interface with potential investigators, company meetings to craft study designs/regulatory strategy, meetings with CRO’s, interface with FDA, or such other services as may be requested by the Company’s CEO. The parties agree to cooperate in good faith in reasonably scheduling the location, timing and dates for such Services. At its expense, the Company will provide an office space and ancillary administrative assistance as needed, and will allow Consultant to continue to use all computer equipment and other technology utilized by him during his employment with the Company (or comparable alternatives provided by the Company) to facilitate his work for the Company while providing these Services.

    2.        Scheduling of Services. On or before the Separation Date, the Company will provide Consultant with a list of requested dates for January, 2006, which will be the first month in which Services will be requested by the Company. Thereafter, during the last week of January, 2006, and in successive months in which Services are being requested, the Company will make available a list of dates on which the Consultant is being requested to provide Services in the following month. In all respects, the parties agree to cooperate in good faith in reasonably scheduling the location, timing and dates for such Services. Suitable and timely alternatives will be mutually agreed to by the parties for any such requested dates when Consultant anticipates being otherwise unavailable in the coming month.

    3.        Compensation.

            (a)     In consideration of the services provided by the Consultant, the Company agrees to pay the Consultant at a rate of two thousand five hundred dollars ($2,500.00) per day.

The Company agrees to make a minimum guaranteed payment of twenty-five thousand dollars ($25,000.00) to the Consultant for each month in which Services are provided, regardless of whether or not the Company has requested Services for ten (10) days during the month (the “Retainer”). Notwithstanding the terms of this paragraph, the Company need not pay the entire Retainer but rather an amount for days worked at the per day rate, to the Consultant in any month in which it requested ten (10) or more days of Services from the Consultant and the Consultant was unavailable to provide such Services after good faith efforts by both parties to reach a reasonable accommodation on the scheduling of Services in accordance with Paragraph 2 above. Any services provided by the Consultant for more than 10 days in a month shall receive pay at the rate of $2,500.00 per day.

            (b)        The Consultant shall not be eligible for, and will not participate in, any incentive compensation, bonus, health, disability, or other compensation or employee benefit plans that are made available from time to time to employees of the Company

    4.        Expense Reimbursement. During the Consulting Term (defined below), the Company shall reimburse the Consultant for all reasonable and itemized out-of-pocket expenses incurred by the Consultant in connection with the performance of the Services. Travel and expenses in excess of $100/day will require approval by the CEO.

    5.        Term and Termination. The term of this Consulting Agreement (the “Consulting Term”) shall commence on December 23, 2005 and will continue for a period of one year. The Company understands and agrees that it cannot terminate this Consulting Agreement prior to a period of one year unless: (a) Despite good faith efforts between the parties on the scheduling of Services in accordance with Paragraph 2 above, Consultant is unavailable to actually perform more than ten (10) scheduled days of Services over the course of the term of the Consulting Agreement; (b) Consultant commences full time employment with another entity; or (c) Consultant chooses to cancel this Consulting Agreement on ten (10) calendar days written notice to the Company. The Consulting Term may be extended by mutual agreement in accordance with paragraph 13 below.

    6.        Independent Consulting Work. The Company expressly understands and agrees that Consultant is free to be employed by any person or entity in a consulting capacity during the term of this Consulting Agreement. Such outside work is expressly permitted under this Consulting Agreement, provided that such consultancy does not violate the terms and conditions of the non-competition provision contained in the Separation Agreement.

    7.        Independent Contractor Status. The parties acknowledge and agree that the Consultant is acting hereunder as an independent contractor and not as an employee, agent or otherwise. In no event shall this Consulting Agreement be construed as establishing a partnership, joint venture or similar relationship between the Consultant and the Company. The Consultant shall be responsible for any and all federal, state and/or local unemployment taxes, social security and/or self-employment taxes, income taxes, workers’ compensation insurance and taxes, and any other federal, state or local taxes on payments received from the Company.

    8.        Authority of Consultant. The Consultant shall have no authority to accept, and shall not in any manner accept, any offer to engage in business on behalf of the Company or otherwise commit or bind the Company. The Consultant does not have, and shall not hold himself out as having, any right, power or authority to (i) create any contract or obligation, either express or implied, on behalf of, in the name of, or binding upon the Company or (ii) to accept legal process on behalf of the Company.

    9.        Confidentiality.

            (a)        The Consultant recognizes and acknowledges that in the course of providing Services to the Company he may receive confidential or proprietary information of the Company, its affiliates or third parties with whom the Company or any such affiliates has an obligation of confidentiality. Accordingly, during and after the Consulting Term, the Consultant agrees to keep confidential and not disclose or make accessible to any other person or use for any other purpose other than in connection with the fulfillment of duties under this Consulting Agreement, any Confidential and Proprietary (defined below) Information of the Company or its affiliates. “Confidential and Proprietary Information” shall include, but shall not be limited to, confidential or proprietary scientific or technical information, data, formulas and related concepts, business plans (both current and under development), client lists, promotion and marketing programs, trade secrets or any other confidential or proprietary business information relating to development programs, costs, revenues, marketing, investments, sales activities, promotions, credit and financial data, manufacturing processes, financing methods, plans or the business and affairs of the Company or any affiliate or client of the Company. The Consultant expressly acknowledges the trade secret status of the Confidential and Proprietary Information and that the Confidential and Proprietary Information constitutes a protectable business interest of the Company. The Consultant agrees: (i) not to use any such Confidential and Proprietary Information for himself or others; and (ii) not to take any Company material or reproductions (including but not limited to writings, correspondence, notes, drafts, records, invoices, technical and business policies, computer programs or disks) thereof from the Company’s offices at any time during the Consulting Term, except as required in order to provide the Services.

            (b)        The Consultant agrees to return immediately all Company material and reproductions (including but not limited to writings, correspondence, notes, drafts, records, invoices, technical and business policies, computer programs or disks) thereof in his possession to the Company upon require and in any event immediately upon the termination of this Consulting Agreement.

            (c)        Except with the prior written authorization by the Company, the Consultant agrees not to disclose or publish any of the Confidential and Proprietary Information, or any confidential scientific, technical or business information of any other party to whom the Company or any of its affiliates owes an obligation or confidence at any time during or after the Consulting Term.

    10.        Invoices and Payment. The Consultant will submit invoices to the Company for all fees and reimbursable expenses incurred in connection with this Consulting Agreement on a monthly basis. The Company agrees to pay the Consultant, to him individually or to a designated entity, within two weeks of receipt of the Consultant’s invoice.

    11.        Indemnification. The Company agrees to indemnify Consultant for all loss or damages from any suit, cause of action, demand or claim brought against them by any person which arises out of, or in relation to, the Consultant’s activities taken on the Company’s behalf in accordance with this Consulting Agreement, except for claims based on the Consultant’s intentional, reckless or grossly negligent acts, and except for claims based on the Consultant’s breach of this Consulting Agreement.

    12.        Notices. All notices required to be given under this Consulting Agreement shall be in writing and shall be deemed to have been given when delivered in person, by courier, or by registered, certified or overnight mail as follows:

If to the Company:	If to the Consultant:
NovaDel Pharma Inc.	Gary Shangold
25 Minneakoning Road
Flemington, NJ 08822
Attn: General Counsel

    13.        Modification and Amendment. This Consulting Agreement shall be binding upon the parties and may not be abandoned, supplemented, changed or modified in any manner, orally or otherwise, except by an instrument in writing of subsequent date specifically describing the agreed-upon modifications or amendments jointly agreed upon by the Company and the Employee and signed by both parties.

    14.        Assignment. The Consultant specifically acknowledges and agrees that the duties and responsibilities of the Consultant hereunder are of a personal nature and shall not be assigned or delegated in whole or in part by the Consultant without the Company’s prior written consent.

    15.        Waiver. No delay or omission by the Company in exercising any rights under this Consulting Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

    16.        Applicable Law. This Consulting Agreement shall be governed by the laws of New Jersey, without regard to conflict of law provisions. The Consultant hereby irrevocably submits to the jurisdiction of the courts of New Jersey, or if appropriate, a federal court located in New Jersey (which courts, for purposes of this Consulting Agreement, are the only courts of competent jurisdiction), over any suit, action or other proceeding arising out of, under, or in connection with this agreement or its subject matter.

    17.        Entire Agreement. This Consulting Agreement contains and constitutes the entire understanding and agreement between the parties hereto with respect to consulting services to be provided by the Consultant to the Company and supersedes all previous oral or written negotiations, agreements, commitments, and writings in connection therewith.

    18.        Counterparts. This Consulting Agreement may be executed in two (2) signature counterparts, each of which shall constitute an original, but all of which taken together shall constitute but one and the same instrument.

        IN WITNESS WHEREOF, and intending to be legally bound, the parties have executed this Consulting Agreement on the dates set forth below.

NOVADEL PHARMA INC.

By: /s/ Robert G. Savage	/s/ Gary Shangold
Title: Chairman of the Board	GARY SHANGOLD, MD

Date: November 29, 2005	Date: November 29, 2005

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